Exhibit 99.1

SOHU Announces Closing of Go2Map Acquisition

BEIJING, CHINA, May 31, 2005 - SOHU.com (NASDAQ: SOHU), China’s leading online media, communications, commerce and mobile value-added services company, reports that it has closed the acquisition of Go2Map Inc. and Go2Map Inc.’s affiliate, Beijing Tu Xing Tian Xia Information Consultancy Co., Ltd., collectively referred to as Go2Map, one of the leading online mapping service providers in China.

The acquisition involves the payment of US$9.3 million in cash, of which US$400,000 had been paid as of the signing of the share purchase agreement, and US$8.9 million was paid upon the closing of the acquisition on May 31, 2005. An additional amount, not to exceed US$2.5 million, will be paid over two years after the closing of the acquisition, subject to the satisfaction and attainment of certain post closing operating and financial milestones of Go2Map.

“We believe the Go2Map acquisition will enhance our overall competitive strength as a portal and search engine as we integrate Go2Map’s rich technological expertise in professional location-based information. We expect Go2Map to contribute to our strength in localization search as it allows us to offer our consumers more differentiated and compelling content in our drive to make SoGou one of the leading online search engines for the Chinese market,” said Charles Zhang, chairman and CEO of SOHU.COM. This week SOHU’s proprietary search engine SoGou launched its mapping search services in open beta version, integrating Go2Map’s technology to provide convenient maps, location and transportation information to SoGou users. Currently SoGou has over three million pieces of mapping data, covering 200 cities across China, including high-way information, intra-city transportation as well as street information, which are all easily accessible to users by use of key words.

SoGou’s mapping search services are a highly targeted marketing tool for small and medium sized enterprises. These enterprises can mark out their business location and contact information in SoGou’s mapping database.

“Since its launch in August of last year SoGou has developed very fast, with our database comprising close to one billion Chinese language indexed web pages and traffic jumping into the Top 20 of most visited Chinese websites according to Alexa.com. The launch of SoGou mapping services is expected to be another milestone in SoGou’s ongoing development,” further commented Charles Zhang, chairman and CEO of SOHU.COM

Safe Harbor Statement

This announcement contains forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward- looking statement. Potential risks and uncertainties include, but are not limited to, SOHU’s historical and possible future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, and the company’s reliance on online advertising sales, wireless services (most wireless revenues are collected from a few mobile telecom operators), online games and e-commerce for its revenues. Further information regarding these and other risks is included in SOHU’s annual report on Form 10-K for the year ended December 31, 2004, and other filings with the Securities and Exchange Commission.

About SOHU

SOHU.COM Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese who use the portal network for their news, search, e-mail, wireless messaging, instant messaging, browsing, games and shopping. SOHU has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; the #1 online alumni club www.chinaren.com; #1 games information portal www.17173.com; top real estate website www.focus.cn; and wireless value-added services provider www.goodfeel.com.cn. This network of web properties offers the vast SOHU user community very broad choices regarding information, entertainment, communication and commerce. SOHU corporate services consist of online advertising on its matrix of websites as well as paid listing and bidding listing on its in-house developed search directory and engine. SOHU also offers three types of consumer services. SOHU offers wireless value-added services such as news, information, ringtone and picture content sent over mobile phones. The company also operates two massively multi-player online role-playing games and manages a business-to-consumer e-commerce platform.

SOHU.COM, established by Dr. Charles Zhang, one of China’s Internet pioneers, is in its ninth year of operation.

For further information:

Dahlia Wei

SOHU Investor Relations and Communications

Tel: +86 10 6272 6598

E-mail: ir@sohu-inc.com

http://www.sohu.com/about/English/